Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Miromatrix Medical Inc. (the “Company”) of our report dated March 30, 2022, relating to the financial statements of the Company, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

January 12, 2023